Exhibit 99.1

FOR IMMEDIATE RELEASE	January 19, 2017

For additional information contact:

Mendi Head

214.920.8015

John Coyne Retires from Jacobs Board of Directors; Robert McNamara Joins Board

DALLAS – Jacobs Engineering Group Inc. (NYSE:JEC) announced today that John Coyne, who has served on the Jacobs Board of Directors since 2008, will retire from the board, and Robert McNamara has been appointed to the open board position. These changes to Jacobs’ Board of Directors are effective today.

“John has been a valuable and engaged board member for the past nine years. We will miss his counsel, insight and experience,” said Jacobs Chairman and CEO Steve Demetriou. “On behalf of the board, I want to thank John for his contributions and wish him the best in his retirement.”

Coyne, who has dedicated the majority of his career to Western Digital in various capacities around the globe, served as president and CEO from 2007 to 2013, and was also a member of Western Digital’s Board of Directors.

McNamara brings deep industry experience and currently serves as the Global Risk Officer and the Chief Operating Officer of Lendlease Corporation’s Building, Engineering and Services businesses in Australia. He previously served as the Chairman and CEO of Penhall/LVI International, a privately owned building services and environmental remediation company; prior to that he was a Senior Group President at the Fluor Corporation.

“I am very pleased to welcome Bob to the board. His wealth of international experience along with extensive industry and customer knowledge will be extremely beneficial to Jacobs,” said Demetriou. “The board is committed to continue to work in the best interest of our shareholders and Bob will be an excellent fit as we continue to serve our clients and work towards executing our strategy.”

Jacobs is one of the world’s largest and most diverse providers of full-spectrum technical, professional and construction services for industrial, commercial and government organizations globally. The company employs over 54,000 people and operates in more than 25 countries around the world. For more information, visit www.jacobs.com.

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our Form 10-K for the year ended September 30, 2016, and in particular the discussions contained under Items 1—Business, 1A—Risk Factors, 3—Legal Proceedings, and 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations. We do not undertake to update any forward-looking statements made herein.

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